Exhibit 99.1

Endologix and LeMaitre Vascular Enter Early Termination Agreement for

European Distribution Rights of Endologix Products

Accelerates Endologix’s Transition to Direct Sales in Europe

Supports LeMaitre’s Strategy to Focus on Core Vascular Products

IRVINE, Calif., and BURLINGTON, Mass., July 18, 2011 – Endologix, Inc. (Nasdaq: ELGX), developer and marketer of minimally invasive treatments for aortic disorders, and LeMaitre Vascular, Inc. (Nasdaq: LMAT), provider of peripheral vascular devices and implants, announced today that the companies have entered into an early termination agreement for LeMaitre’s distribution rights of Endologix’s aortic endovascular products in Europe.

Under the terms of the agreement, Endologix will pay LeMaitre $1.3 million to begin selling direct on September 1, 2011. Previously, LeMaitre held distribution rights in certain European countries for Endologix’s Powerlink® System, and related products, through June 30, 2013.

John McDermott, President and Chief Executive Officer of Endologix, commented, “This agreement allows us to accelerate our planned transition to a direct sales force in Europe and gain control of the sales channel at an important time in the development of our European business. It provides us with the opportunity to begin establishing a presence and developing physician relationships ahead of the anticipated European launch of our Nellix®Endovascular System and Ventana™Fenestrated Stent Graft System in 2012. Both organizations are committed to a smooth transition and we would like to thank LeMaitre for their partnership over the past few years”

Mr. McDermott continued, “Importantly, we expect that this agreement will have no impact on our full year revenue guidance and continue to expect full year 2011 revenues of $78 million to $82 million. We will provide additional details during our upcoming second quarter 2011 financial results conference call scheduled for Thursday, July 21, 2011.”

LeMaitre Vascular also announced that it has divested its TAArget and UniFit stent graft product lines to Duke Vascular, Inc. for an undisclosed amount and the assumption of certain related liabilities.

George W. LeMaitre, Chairman and Chief Executive Officer of LeMaitre, said, “These two transactions mark our exit from the stent graft market, which will allow us to focus on our own core vascular products, where we believe our sales force can drive the most value. We expect that the outcome will eventually be a leaner, faster-growing organization. These transactions will also help offset some of the restructuring payments and charges that we have incurred in recent quarters. We will provide further details and the impact on our financial guidance in our second quarter conference call scheduled for Thursday, July 28, 2011.”

About Endologix, Inc.

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company’s focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. The Nellix® Endovascular System and Ventana™ Fenestrated Stent Graft System are investigational devices. Additional information can be found on Endologix’s Web site at www.endologix.com.

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices for the treatment of peripheral vascular disease. The Company develops, manufactures and markets disposable and implantable vascular devices to address the needs of vascular surgeons. The Company’s devices are used to treat peripheral vascular disease; a condition the Company believes affects at least 20 million people worldwide.

Well-known to vascular surgeons, the Company’s diversified product portfolio consists of brand name devices used in arteries and veins outside of the heart, including the Expandable LeMaitre Valvulotome and Pruitt F3 Carotid Shunt. For more information about the Company, please visit http://www.lemaitre.com.

Endologix Forward-Looking Statements

Except for historical information contained herein, this news release contains forward-looking statements, including with respect to the establishment of a direct sales force in Europe, 2011 financial guidance, and the launch of new products, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the uncertainties related to the ability to create and sustain a direct sales force in Europe, the success of sales efforts for the Powerlink System and related products, regulatory approvals and other economic, business and competitive factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

LeMaitre Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties that could cause actual results to differ from the results predicted. These risks and uncertainties include, but are not limited to, the risk that the Company may not realize the anticipated benefits of its restructuring activities and other risks and uncertainties included under the heading “Risk Factors” in its most recent Annual Report on Form 10-K, as updated by its subsequent filings with the SEC, all of which are available on the Company’s investor relations website at http://www.lemaitre.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

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COMPANY CONTACTS:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group (for Endologix)
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

LeMaitre Vascular, Inc.
David B. Roberts
President
781.221.2266 x119
droberts@lemaitre.com